Exhibit 99.1

              FOCUS Enhancements Reports First Quarter 2005 Results


    CAMPBELL, Calif.--(BUSINESS WIRE)--May 16, 2005--

   First Quarter 2005 Revenue Increases 33% Over First Quarter 2004;
       Reiterates Outlook for 30% Annual Revenue Growth in 2005

    FOCUS Enhancements, Inc. (NASDAQ:FCSE), a worldwide leader in video production and conversion technology, today announced financial results for its first quarter of 2005 ending March 31.
    Revenue for the first quarter was $5.5 million compared to $4.1 million reported for the same quarter of 2004, an increase of 33 percent. Research and development (R&D) expenses increased to $3.9 million for the quarter, compared to $1.1 million in the first quarter a year ago. The Semiconductor Business increased its R&D spending by $2.4 million, to $2.9 million for the first quarter of 2005, compared to $535,000 for the first quarter of 2004, reflecting additional investments in the company's Ultra Wideband (UWB) initiative. The Systems Business increased its R&D spending by $529,000 to $1.1 million for the first quarter of 2005, compared to $571,000 for the first quarter of 2004, reflecting increased investment in its digital signage and digital asset management businesses. Because of these investments in product development, net loss for the quarter was $4.8 million, or $0.08 per share, versus a net loss of $1.6 million, or $0.04 per share, in the same quarter of 2004.
    Brett Moyer, president and chief executive officer for FOCUS Enhancements, stated, "We exited the quarter with $1.9 million in sales order backlog, while demonstrating the growing momentum in our Systems Business. Demand is accelerating for our FireStore FS-4 product and in the rapidly growing markets of digital asset management and digital signage. We expect this demand to drive a sequential increase in revenue for the second quarter. The National Association of Broadcasters (NAB) convention was a great success. Both our partners and our representatives received strong interest in our products, and we are confident the product excitement and solid lead generation will contribute to business in the near term."
    Moyer continued, "While our Semiconductor Business concentrates the majority of its development resources on our UWB initiative, set-top box demand is now growing, and we are gaining traction in new markets, including the DVD player market. UWB is progressing well, and our plan to migrate our UWB technology to silicon is in-line with the industry. In April, we achieved another UWB milestone, as we demonstrated the transmission of two high-definition TV (HDTV) streams through a wall at our Hillsboro, Oregon facility."
    The company ended the quarter with cash and cash equivalents of $3.5 million. Days Sales Outstanding at March 31, 2005 was 49 days, a significant improvement from 57 days at December 31, 2004.

    Financial Guidance

    Gary Williams, chief financial officer of FOCUS Enhancements, stated, "First quarter gross margins as a percentage of revenue improved slightly to 32.2 percent from 32.1 percent in the first quarter of 2004 and 23.5 percent in the fourth quarter of 2004. The gross margin rate for the first quarter of 2005 was below our high 30s target range as a result of inventory obsolescence charges of approximately $134,000 and lower than expected revenues as a result of new product production constraints. We expect continued improvement in gross margin percentage and contribution in the second quarter of 2005."
    Moyer added, "We anticipate revenues to increase in the second quarter to approximately $6.0 million, and we reiterate our previous outlook for full-year 2005 revenue in the range of $25 million to $27 million. We continue to anticipate annual revenue growth in the Systems Business to exceed 40 percent. While we continue to invest heavily in UWB in the first half of 2005, we believe these expenses will have less of an impact in the second half of the year. We are anticipating a loss in the second quarter of approximately $0.08 to $0.09 per share due to our significant investment in UWB."

    Recent Highlights

    Semiconductor Business:

    In April:

    -- Demonstrated the successful transmission of two high-definition TV (HDTV) streams through a wall at its Hillsboro, Oregon facility.

    In March:

    -- Production rollout began for many products showcased at the International Consumer Electronics Show (CES) containing FOCUS Enhancements' chips.

    -- Received initial orders for FOCUS Enhancements' chips for use in DVD players from a major electronics manufacturer, which subsequently began placing production orders.

    -- FS-454 video processor was selected by Tcom&dtvro to deliver TV-out for its TD 530 TV-over-IP (IPTV) set-top box (STB).

    Systems Business:

    At NAB and in April:

    -- Shipped FireStore FS-4Pro, DTE recorder for DV camcorders, with support for Avid and Pinnacle.

    --  Sony demonstrated its DV and HD camcorders using FOCUS
        Enhancements' FireStore FS-3 and FS-4 Direct To Edit(TM) (DTE) digital recorders.

    -- Highlighted FOCUS Enhancements' FireStore FS-4 Portable DTE Recorder at 24p HDV-specific demos, including Apple, Avid, Canon, JVC and Sony.

    --  EventDV Magazine awarded the Editor's Choice and Reader's
        Choice awards to the FireStore FS-4 DTE Recorders.

    -- Previewed the new ProxSys(TM) Media Server for digital asset management.

    -- FireStore FS-4/FS-4Pro Portable DTE Recorder offered in Canon USA's Spring XL2 camcorder rebates.

    -- Partnered with JVC to announce JVC and FOCUS Enhancements' FireStore DR-HD100 HD DTE recorder.

    In March:

    -- Panasonic announced plans to offer an enhanced version of FOCUS Enhancements' FireStore DV File Converter Pro for
        Panasonic's broadcast DVCPRO P2 products.

    -- Unveiled industry's first high definition portable DTE recorder, FireStore FS-4 HD.

    -- Announced organizational changes to strengthen management to advance its high-definition products in digital asset management, digital signage/retail media and video production technology solutions.

    Investor Conference Call

    The company will host a shareholder conference call to discuss the first quarter 2005 results on May 16, 2005 at 6:00 a.m. Pacific Time, after which management will host a question and answer session. The conference call will be broadcast live over the Internet at www.focusinfo.com, and the webcast will be available through June 16, 2005. If you do not have Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants. Please dial in five to ten minutes prior to the beginning of the call at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time). A telephone replay will be available through May 18, 2005; dial 706-645-9291, and enter access code 6244460.

    About FOCUS Enhancements, Inc.

    FOCUS Enhancements Inc. (NASDAQ:FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

    Safe Harbor Statement

    Statements in this press release which are not historical including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's expectations of demand for FOCUS Enhancements' products, which impacts revenue and the gross margin percentage, management's plans to complete its Ultra Wideband (UWB) semiconductor chip designs, move UWB technology to silicon, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs in research and development, the company's ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, if at all, the performance and acceptance of its UWB technology if and when successfully moved to silicon, and the risk factors specified in the company's Form 10-K for the year ended December 31, 2004 and other filings with the SEC. These statements are based on information as of May 16, 2005 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.



                       FOCUS Enhancements, Inc.
       Unaudited Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)


                                            Three Months Ended
                                    ----------------------------------

                                     March 31, 2005   March 31, 2004
                                    ---------------- -----------------

Net revenue                         $         5,455  $          4,094
Cost of revenue                               3,700             2,780
                                     ---------------  ----------------
  Gross margin                                1,755             1,314

Operating expenses:
  Sales, marketing and support                1,424             1,054
  General and administrative                  1,001               557
  Research and development                    3,942             1,106
  Amortization of intangible assets             149               146
                                     ---------------  ----------------
                                              6,516             2,863
                                     ---------------  ----------------
    Loss from operations                     (4,761)           (1,549)
  Interest expense, net                         (13)              (46)
  Other income                                    -                 6
                                     ---------------  ----------------
    Loss before income taxes                 (4,774)           (1,589)
  Income tax expense                              4                 -
                                     ---------------  ----------------
    Net loss                        $        (4,778) $         (1,589)
                                     ===============  ================


Net loss per share
   Basic and diluted                $         (0.08) $          (0.04)
                                     ===============  ================

Weighted average common and
 common equivalent shares
   Basic and diluted                         59,081            42,905
                                     ===============  ================


                       FOCUS Enhancements, Inc.
            Unaudited Condensed Consolidated Balance Sheets
          (In thousands, except share and per share amounts)




                                              March 31,  December 31,
                                                2005         2004
                                            ------------  ------------
                   Assets

Current assets:
  Cash and cash equivalents                  $    3,515  $    3,380
  Accounts receivable, net of allowances
   of $446 and $443                               2,972       3,273
  Inventories                                     4,099       3,941
  Prepaid expenses and other current assets         521         473
  Restricted cash                                    20         312
                                            ------------  ------------
      Total current assets                       11,127       11,379

Long-term assets:
  Property and equipment, net                     1,396       1,116
  Other assets                                       52          62
  Intangible assets, net                          1,383       1,577
  Goodwill                                       13,191      13,191
                                            ------------  ------------
                                             $   27,149  $   27,325
                                            ============ =============

    Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                           $    4,092  $    2,555
  Borrowings under lines of credit                2,723         567
  Current portion of long-term debt                  52          55
  Current portion of capital lease
   obligations                                       70          22
  Accrued liabilities                             2,938       2,634
                                            ------------  ------------
      Total current liabilities                   9,875       5,833

Long-term liabilities:
  Long-term debt, net of current portion            153         174
  Capital lease obligations,
   net of current portion                            58           -
  Other liabilities                                  73           -
                                            ------------  ------------
      Total long-term liabilities                   284         174

Stockholders' equity:
 Preferred stock, $0.01 par value;
  authorized 3,000,000 shares; 3,161
  shares issued at March 31, 2005
  and December 31, 2004,respectively
  (aggregate liquidation preference $3,917)          -            -
 Common stock, $0.01 par value; 100,000,000
  shares authorized, 60,454,525 and
  60,412,591 shares issued at March 31, 2005
  and December 31, 2004, respectively               597         597
 Additional paid-in capital                      96,198      95,463
 Accumulated deficit                            (78,784)    (74,006)
 Deferred stock-based compensation                 (265)          -
 Accumulated other comprehensive
  income (loss)                                      (6)         14
 Treasury stock at cost, 497,500 shares
  at March 31, 2005 and
   December 31, 2004, respectively                 (750)       (750)
                                            ------------  ------------
      Total stockholders' equity                 16,990      21,318

                                            ------------  ------------
                                             $   27,149  $   27,325
                                            ============ =============




    CONTACT: FOCUS Enhancements Investors
             Lippert/Heilshorn & Assoc.
             Kirsten Chapman or David Barnard, CFA, 415-433-3777 david@lhai-sf.com